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                                                                    EXHIBIT 12.1

                           BURLINGTON RESOURCES INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                            YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1993       1992       1991       1990       1989
                                              --------   --------   --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)
Earnings:
  Income from Continuing Operations
     Before Income Taxes....................  $307,438   $218,039   $103,118   $149,992   $ 86,144
  Add:
     Interest and fixed charges.............    72,799     79,196     90,344     60,390     24,917
     Portion of rent under long-term
       operating leases representative of an
       interest factor......................     4,688      4,205      5,903      5,873      6,506
                                              --------   --------   --------   --------   --------
  Total Earnings Available for Fixed
     Charges................................  $384,925   $301,440   $199,365   $216,255   $117,567
                                              --------   --------   --------   --------   --------
                                              --------   --------   --------   --------   --------
Fixed Charges:
  Interest and fixed charges................  $ 72,799   $ 79,196   $ 90,344   $ 60,390   $ 24,917
  Portion of rent under long-term operating
     leases representative of an interest
     factor.................................     4,688      4,205      5,903      5,873      6,506
  Capitalized interest......................     2,829      3,094      6,137      6,600      4,559
                                              --------   --------   --------   --------   --------
  Total Fixed Charges.......................  $ 80,316   $ 86,495   $102,384   $ 72,863   $ 35,982
                                              --------   --------   --------   --------   --------
                                              --------   --------   --------   --------   --------
Ratio of Earnings to Fixed Charges..........     4.79x      3.49x      1.95x      2.97x      3.27x
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